Exhibit 4.1

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

OF

ERICKSON AIR-CRANE INCORPORATED

April 21, 2010

TABLE OF CONTENTS

1.	Definitions		1

	1.1.	“1933 Act”	1
	1.2.	“1934 Act”	1
	1.3.	“Affiliate”	1
	1.4.	“Certificate of Incorporation”	1
	1.5.	“Common Stock”	1
	1.6.	“Control”	1
	1.7.	“Form S-3”	1
	1.8.	“Holder”	2
	1.9.	“Holder’s Counsel”	2
	1.10.	“Information”	2
	1.11.	“Initiating Holder”	2
	1.12.	“Inspectors”	2
	1.13.	“Junior Loan Agreement”	2
	1.14.	“Person”	2
	1.15.	“Qualified Public Offering”	2
	1.16.	“Records”	2
	1.17.	“Register,” “Registered,” and “Registration”	2
	1.18.	“Registrable Securities”	2
	1.19.	“Requisite Holders”	3
	1.20.	“SEC”	3
	1.21.	“Shares”	3
	1.22.	“Stockholder”	3
	1.23.	“Subsidiary”	3
	1.24.	“Violation”	3
	1.25.	“ZM”	3

2.	Registration Rights		3

	2.1.	Demand Registration	3
	2.2.	Company Registration	5
	2.3.	Obligations of the Company	5
	2.4.	Furnish Information	8

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	2.5.	Expenses of Demand Registration	8
	2.6.	Expenses of Company Registration	9
	2.7.	Underwriting Requirements	9
	2.8.	Indemnification	9
	2.9.	Reports Under Securities Exchange Act of 1934	11
	2.10.	Form S-3 Registration	12
	2.11.	Assignment of Registration Rights	13
	2.12.	“Market Stand-Off” Agreement	13
	2.13.	Termination of Registration Rights	14

3.	Miscellaneous		14

	3.1.	Successors and Assigns	14
	3.2.	Governing Law	14
	3.3.	Counterparts	14
	3.4.	Titles and Subtitles	14
	3.5.	Notices	14
	3.6.	Expenses	14
	3.7.	Amendments and Waivers	15
	3.8.	Severability	15
	3.9.	No Effect on Lender Relationship	15

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AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of April 21, 2010, by and among Erickson Air-Crane Incorporated, a Delaware corporation and the successor in interest to EAC Acquisition Corp. (the “Company”), ZM EAC LLC, a Delaware limited liability company (“ZM”), ZM Private Equity Fund I, L.P. and ZM Private Equity Fund II, L.P. (each, a “Stockholder” and collectively the “Stockholders.”)

This Agreement amends and restates in its entirety the Stockholders and Registration Rights Agreement dated September 27, 2007 by and among EAC Acquisition Corp. and the other parties thereto.  The Agreement shall be effective immediately prior to the completion of a Qualified Public Offering, as defined below.

In consideration of the foregoing, the mutual promises and agreements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       Definitions.  For purposes of this Agreement:

1.1.          “1933 Act” means the Securities Act of 1933, as amended.

1.2.          “1934 Act” means the Securities Exchange Act of 1934, as amended.

1.3.          “Affiliate” or Person “Affiliated” with a specified Person means (a) in the case of an individual, such Person’s spouse and direct  lineal descendants (whether natural or adopted) and any trust formed and maintained solely for the benefit of such Person, such Person’s spouse and/or such direct lineal descendants, and (b) in the case of any Person, a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under Common Control with, the Person specified.

1.4.          “Certificate of Incorporation” means the Company’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time in accordance with the terms thereof and hereof.

1.5.          “Common Stock” means the common stock of the Company.

1.6.          “Control” (including the terms Controlling, Controlled by and under Common Control with) means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.  A Person shall be deemed to be “Controlled by” any other Person if such Person possesses, directly or indirectly, the power to vote a majority of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers of such Person.

1.7.          “Form S-3” means such form under the 1933 Act as in effect on the date hereof or any registration form under the 1933 Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.8.          “Holder” means any Person owning Registrable Securities or any assignee thereof in accordance with Section 2.11.

1.9.          “Holder’s Counsel” has the meaning set forth in Section 2.3.2.

1.10.        “Information” has the meaning ascribed to it in Section 2.3.9.

1.11.        “Initiating Holder” has the meaning ascribed to it in Section 2.1.1.

1.12.        “Inspectors” has the meaning ascribed to it in Section 2.3.9.

1.13.        “Junior Loan Agreement” means that certain Second Lien Credit Agreement of even date herewith by and among the Company, D.B. Zwirn Special Opportunities Fund, L.P., and any other Parties thereto and the Lenders party thereto from time to time, as such agreement may be amended, supplemented or otherwise modified from time to time, and shall include any agreement evidencing a successive refunding or refinancing of the indebtedness or other obligations incurred thereunder.

1.14.        “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, company, institution, entity, party, or government (whether national, federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body, or department of any of the foregoing).

1.15.        “Qualified Public Offering” means a firm commitment, underwritten public offering pursuant to a registration statement on Form S-1, S-3 or SB-2 (or any successor or similar forms) under the 1933 Act, the aggregate net proceeds of which are not less than $50,000,000 and, after which, the aggregate market capitalization of the Company is not less than $150,000,000.

1.16.        “Records” has the meaning ascribed to it in Section 2.3.9.

1.17.        “Register,” “Registered,” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.18.        “Registrable Securities” means any Common Stock of the Company held by the Stockholders immediately before completion of a Qualified Public Offering; provided, however, that with respect to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been distributed to the public pursuant to an offering registered under the 1933 Act or sold to the public through a broker, dealer, or market maker in compliance with Rule 144 under the 1933 Act (or any similar rule then in force) or repurchased by the Company or any Subsidiary.

1.19.        “Requisite Holders” means the holders of at least 51% of the Registrable Securities.  Notwithstanding the foregoing, for purposes of Section 2, no Holder shall be deemed to be a Requisite Holder if such Holder elects not to participate in the applicable offering of Registrable Securities.

1.20.        “SEC” means the Securities and Exchange Commission or any successor governmental agency performing the same or substantially similar functions.

1.21.        “Shares” means (a) any shares of the capital stock or other securities of the Company, including, without limitation, any stock options, warrants, convertible securities or indebtedness, exchangeable securities or indebtedness or other rights to acquire shares of capital stock of the Company and any other equity securities (within the meaning of the 1933 Act) of the Company (including, without limitation, any Series A Redeemable Preferred Stock and any Common Stock), regardless of class, and any other shares of the capital stock or other securities of the Company issuable upon the exercise or conversion of any of the securities described in this clause (a), and (b) as used in relation to any Stockholder, any and all shares of the capital stock or other securities of the Company, including, without limitation, any stock options, warrants, convertible securities or indebtedness, exchangeable securities or indebtedness or other rights to acquire shares of capital stock of the Company and any other equity securities (within the meaning of the 1933 Act) of the Company (including, without limitation, any Series A Redeemable Preferred Stock and any Common Stock), regardless of class, and any other shares of the capital stock or other securities of the Company issuable upon the exercise or conversion of any of the securities described in this clause (b), in each case now or hereafter owned by such Stockholder.

1.22.        “Stockholder” and “Stockholders” have the meanings ascribed to them in the introductory paragraph hereof.

1.23.        “Subsidiary” means each Person of which or in which the Company or its other Subsidiaries own, directly or indirectly, more than 50% of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors or equivalent body of such Person, if it is a corporation or similar person, (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

1.24.        “Violation” has the meaning set forth in Section 2.8.1.

1.25.        “ZM” has the meaning ascribed to it in the introductory paragraph hereof and shall include ZM’s successors and assigns.

2.                                       Registration Rights.  The Company covenants and agrees as follows:

2.1.          Demand Registration.  Subject to the terms and conditions of this Section 2.1, if the Company shall receive at any time after which it first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, a written request from ZM

(the “Initiating Holder”) that the Company file a registration statement under the 1933 Act covering the registration of the Initiating Holder’s Registrable Securities (or any portion thereof), then the Company shall:

2.1.1.       within 10 days of the receipt thereof, give written notice of such request to all Holders in accordance with Section 3.5; and

2.1.2.       effect as soon as practicable, and in any event within 60 days of the receipt of such request, the registration under the 1933 Act of all Registrable Securities that the Holders request to be registered within 20 days of the mailing of the notice from the Company referred to in Section 2.1.1, with such registration to be subject to the limitations of Section 2.1.3.

2.1.3.       If the Initiating Holder intends to distribute the Registrable Securities covered by its request by means of an underwritten offering, then it shall so advise the Company as a part of its request made pursuant to Section 2.1.1 and the Company shall include such information in the written notice referred to in Section 2.1.1.  The underwriter will be selected by the Company and shall be reasonably acceptable to the Initiating Holder.  In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering (unless otherwise mutually agreed in writing by the Initiating Holder and such Holder) to the extent provided herein.  All Holders proposing to distribute their securities through such underwritten offering shall (together with the Company as provided in Section 2.3.7) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwritten offering.  Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Initiating Holder in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holder shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders electing to include shares in the offering, including the Initiating Holder, in proportion (as nearly as practicable) to the amount of Common Stock owned by each Holder.

2.1.4.       Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and that it is, therefore, in the best interest of the Company to defer the filing of such registration statement, then the Company shall have the right to defer taking action with respect to such filing for a period ending not more than the earlier of 90 days after receipt of the request of the Initiating Holder and the date that such registration would no longer be seriously detrimental; provided, however, that the Company may not exercise the right to defer such filing more than two times during any 12 month period.

2.1.5.       In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1:

2.1.5.1.            after the Company has effected four registrations in the aggregate pursuant to this Section 2.1 and such registrations have been declared or ordered effective and have remained effective for the period specified in Section 2.3.1;

2.1.5.2.            during the period starting with the date that is 30 days prior to the Company’s good faith estimate of the date of filing of, and ending on the date that is 180 days after the effective date of, a registration subject to Section 2.2, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to be declared effective; or

2.1.5.3.            if the Initiating Holder proposes to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.10.

2.2.          Company Registration.  If the Company proposes to register (including, for this purpose of this Section 2.2, (a) any registration effected by the Company for any stockholders other than the Holders, and (b) any registration effected pursuant to Section 2.1 or 2.10) any of its Shares or other equity securities under the 1933 Act in connection with a public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a registration relating to a Rule 145 transaction or on Form S-4 in connection with a merger,  acquisition, divestiture, reorganization or similar event), then the Company shall, at such time, promptly give each Holder written notice of such proposed registration.  Upon the written request of each Holder given within 20 days after mailing of such notice, the Company shall, subject to the provisions of Section 2.7, include in the registration statement on the same terms and conditions as the securities otherwise being sold in such registration all of the Registrable Securities that each such Holder has requested to be registered.

2.3.          Obligations of the Company.  Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

2.3.1.       prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of up to 120 days;

2.3.2.       furnish, at least 10 business days before filing such registration statement, a prospectus relating thereto or any amendments or supplements relating to such a registration statement or prospectus, to one counsel selected by the Initiating Holder (the “Holder’s Counsel”), copies of all such documents proposed to be filed (it being understood that such 10 business day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to such counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances);

2.3.3.       prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement;

2.3.4.       notify in writing the Holder’s Counsel promptly (a) of the receipt by the Company of any notification with respect to any comments by the SEC with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the SEC for the amending or supplementing thereof or for additional information with respect thereto, (b) of the receipt by the Company of any notification with respect to the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation of any action threatening any proceeding for that purpose and (c) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Securities for sale in any jurisdiction or the initiation of any action threatening the qualification of such Registrable Securities for sale in any jurisdiction;

2.3.5.       furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

2.3.6.       use commercially reasonable efforts to register and to qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process or subject itself to taxation in any such states or jurisdictions;

2.3.7.       in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering, provided each Holder participating in such underwriting shall also enter into and perform its obligations under such underwriting agreement;

2.3.8.       notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of such Holder, prepare and furnish to such Holder a reasonable number of copies of a supplement to or amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

2.3.9.       make available for inspection by each Holder of Registrable Securities covered by such registration statement, the Holder’s Counsel or any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such Holder or underwriter (collectively, the “Inspectors”), all pertinent financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such registration statement.  Any of the Information that the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors to any third party unless (a) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the registration statement, (b) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or a governmental agency having jurisdiction over such matter or (c) such Information has been made generally available to the public.  The Holders of any Registrable Securities covered by such registration statement hereby agree that they will, upon learning that disclosure of such Information is sought by a court of competent jurisdiction or a governmental agency having jurisdiction over such matter, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential;

2.3.10.     in the case of an underwritten offering, use commercially reasonable efforts to obtain from its independent certified public accountants “comfort” letters (a) listing the Company and each selling Holder as an addressee thereof or otherwise naming the Company and each selling Holder as a third party beneficiary thereof and (b) otherwise in customary form and at customary times and covering matters of the type customarily covered by comfort letters;

2.3.11.     in the case of an underwritten offering, use commercially reasonable efforts to obtain from its counsel an opinion or opinions (a) listing the Company and each selling Holder as an addressee thereof or otherwise naming the Company and each selling Holder as a third party beneficiary thereof and (b) otherwise covering such matters as are customary in such transactions;

2.3.12.     provide a transfer agent and registrar (which may be the same entity and which may be the Company) for such Registrable Securities;

2.3.13.     issue to any underwriter to which any Holder may sell shares in such offering one or more certificates evidencing such Registrable Securities;

2.3.14.     use commercially reasonable efforts to assist the selling Holders and the managing underwriters or agents, if any, in marketing the Registrable Securities that are included in the registration statement, including, without limitation, causing its officers and employees to participate in any “roadshow” and other investor presentations that the Requisite Holders may reasonably request;

2.3.15.     cause all such Registrable Securities registered pursuant hereto to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed or, if no such securities are then listed, on each securities exchange or nationally recognized quotation system reasonably requested by the Requisite Holders; and

2.3.16.     subject to all of the other provisions of this Agreement, use commercially reasonable efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

The Company may suspend the use of a prospectus included in any registration statement filed pursuant to this Agreement if the Company is then in possession of material, non-public information, the disclosure of which the Board of Directors of the Company has reasonably determined in good faith would have a material adverse effect upon the Company.  The Company shall promptly notify all Holders of Registrable Securities included in such registration statement upon such determination by the Board of Directors and, upon receipt of such notice, each such Holder shall immediately discontinue any sales of Registrable Securities pursuant to such registration statement.  Upon such suspension, the Company shall take all commercially reasonable steps to cause the condition that caused such suspension to cease to exist as soon as practicable (but such efforts need not include the abandonment of any proposed transaction).  The Company hereby agrees that no such suspension shall last more than 90 days without the prior written consent of the Requisite Holders.

2.4.          Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information (as determined by the Company) regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

2.5.          Expenses of Demand Registration.  All expenses (other than underwriting discounts and commissions) incurred in connection with any registrations, filings or qualifications made pursuant to Section 2.1, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company and the reasonable fees and disbursements of Holder’s Counsel, shall be borne by the Company; provided, however, that the Company shall not be required to pay for (and instead all participating Holders shall pay a pro rata portion of) any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (including the Initiating Holder), unless the Initiating Holder agrees (which agreement shall be binding upon all other Requisite Holders) to forfeit their right to one demand registration pursuant to Section 2.1; provided, further, that, if at the time of such withdrawal, such Holders have learned of a material adverse change in the condition or business of the Company (financial or otherwise) or the market for the Company’s securities and have withdrawn the registration request with reasonable promptness following disclosure by the Company of such material adverse change, then such Holders shall not be required to pay any of such expenses and such withdrawn request shall not constitute a demand registration for purposes of Section 2.1.5.1.

2.6.          Expenses of Company Registration.  The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 2.2, including, without limitation, all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company and the reasonable fees and disbursements of Holder’s Counsel, but excluding underwriting discounts and commissions relating to the Registrable Securities.

2.7.          Underwriting Requirements.  In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 2.2 to include any of the Holders’ Registrable Securities in such underwriting unless they accept the terms of the underwritten offering as agreed upon between the Company and the underwriters selected by it (or by other Persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.  If the total amount of securities, including Registrable Securities, requested by the Holders to be included in such offering exceeds the amount of securities to be sold that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering.  In such event, the registration shall include that number of securities in the following order:

2.7.1.       first, securities to be registered by the Company;

2.7.2.       second, Registrable Securities, pro rata based upon the number of Registrable Securities owned by Holders thereof at the time of such registration; and

2.7.3.       third, all other securities to be sold by Stockholders of the Company other than Holders of Registrable Securities.

2.8.          Indemnification.

2.8.1.       To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the 1933 Act) for such Holder and each Person, if any, who Controls such Holder or underwriter within the meaning of the 1933 Act, the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or other federal or state securities law, in each case insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (a) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (b) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or Controlling Person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.8.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or Controlling Person.

2.8.2.       To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who Controls the Company within the meaning of the 1933 Act, any underwriter, any other Holder selling securities in such registration statement and any Controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the 1933 Act, the 1934 Act or other federal or state securities law, in each case insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 2.8.2, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.8.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that in no event shall any indemnity obligation under this Section 2.8.2 exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

2.8.3.       Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

2.8.4.       If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution by a Holder under this Section 2.8.4 when combined with any amounts paid pursuant to Section 2.8.2 exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

2.8.5.       Notwithstanding the foregoing, to the extent that provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.8.6.       The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2 or otherwise.

2.9.          Reports Under Securities Exchange Act of 1934.  With a view to making available to the Holders the benefits of Rule 144 of the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 pursuant to Section 2.10, the Company agrees to use commercially reasonable efforts to:

2.9.1.       make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

2.9.2.       take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities pursuant to Section 2.10, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

2.9.3.       file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

2.9.4.       furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (a) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (b) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (c) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

2.10.        Form S-3 Registration.  If the Company shall receive from the Requisite Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holders, then the Company will:

2.10.1.     promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

2.10.2.     as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 20 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.10:

2.10.2.1.                if Form S-3 is not available for such offering by the Holders;

2.10.2.2.                if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that, in the reasonable good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period ending not more than the earlier of 90 days after receipt of the request of the Holder or Holders under this Section 2.10 and the date that such registration would no longer be seriously detrimental; provided, however, that the Company may not exercise the right to defer such filing more than two times during any 12 month period;

2.10.2.3.                if the Company has, within the six month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 2.10; or

2.10.2.4.                in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process or subject itself to taxation in effecting such registration, qualification or compliance.

2.10.3.     Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the applicable Holders. All expenses incurred in connection with a registration requested pursuant to Section 2.10 (other than underwriting discounts and commissions), including, without limitation, all registration, filing, qualification, printer’s and accounting fees and counsel for the Company and the reasonable fees and disbursements of Holders’ Counsel, shall be borne by the Company.  Registrations effected pursuant to this Section 2.10 shall not be counted as demands for registration pursuant to Section 2.1.

2.11.        Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to any transferee or assignee of such securities otherwise permitted under this Agreement, provided (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Section 2 (including, without limitation, this Section 2.11), (c) if the assignee is not an Affiliate of such Holder, then the Company does not reasonably determine in good faith that such assignee or any of its Subsidiaries or Affiliates is a competitor of the Company and (d) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act.

2.12.        “Market Stand-Off” Agreement.  Each Stockholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering of equity securities and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Registrable Securities (whether such shares or any such securities are then owned by the Stockholder or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Registrable Securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Registrable Securities, in cash or otherwise.  In order to enforce the foregoing, the Company may impose stop transfer instructions with respect to any shares of Registrable Securities until the end of such period. The foregoing provisions of this Section 2.12 shall apply only to the Company’s initial public offering of equity securities and shall not apply to the sale of any Registrable Securities to an underwriter pursuant to an underwriting agreement, including in connection with such initial public offering.  The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.13.        Termination of Registration Rights.  Except for the rights in Section 2.8, which shall survive any termination hereof, no Holder shall be entitled to exercise any right provided for in this Section 2 after such time at which all Registrable Securities held by such Holder can be sold in any three month period without registration in compliance with Rule 144 of the 1933 Act.

3.             Miscellaneous.

3.1.          Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of the Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Nothing in the Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of the Agreement, except as expressly provided in the Agreement.

3.2.          Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

3.3.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4.          Titles and Subtitles.  The titles and subtitles used in the Agreement are used for convenience only and are not to be considered in construing or interpreting the Agreement.

3.5.          Notices.  Unless otherwise provided, any notice required or permitted under the Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission or nationally recognized overnight courier service or 48 hours after being deposited with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof (or, if no such address is indicated on the applicable signature page, then at the address for such Stockholder shown on the books and records of the Company), or at such other address as such party may designate by 10 days’ advance written notice to the other parties.

3.6.          Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of the Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7.          Amendments and Waivers.  Any term of the Agreement may be amended and the observance of any term of the Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), in each case only with the written consent of the Company and the Requisite Holders; provided, however, that if such amendment or waiver adversely affects the rights granted to, or obligations imposed on, a specific Stockholder by name or a specific class of Stockholders in this Agreement, then such amendment or waiver shall also require the written consent of such Stockholder or the majority of the outstanding shares of such class, as the case may be.  Any amendment or waiver effected in accordance with this Section 3.7 shall be binding upon each Stockholder and the Company.

3.8.          Severability.  If one or more provisions of the Agreement are held to be unenforceable under applicable law, such provision shall be excluded from the Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded, and shall be enforceable in accordance with its terms.

3.9.          No Effect on Lender Relationship.  The Company and each Stockholder acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of any Stockholder(s) or any of its or their respective Affiliates (a) in its or their capacity as a lender or as agent for lenders to the Company or any of its Subsidiaries pursuant to any agreement under which the Company or any of its Subsidiaries has borrowed money, including, without limitation, the Junior Loan Agreement or (b) in its or their capacity as a lender or as agent for lenders to any other Person who has borrowed money.  Without limiting the generality of the foregoing, any such Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (x) its or any of its Affiliates’ status as a Stockholder, (y) the interests of the Company or its Subsidiaries or (z) any duty it may have to any other Stockholders, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.  No consent, approval, vote or other action taken or required to be taken by any Stockholder in such capacity shall in any way impact, affect or alter the rights and remedies of ZM or any of its Affiliates as a lender or agent for lenders.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Registration Rights Agreement as of the date first above written.

ERICKSON AIR-CRANE INCORPORATED

By:	/s/ UDO RIEDER
Name:	Udo Rieder
Title:	Chief Executive Officer

Address:	5550 SW Macadam Ave., Ste. 200
Portland, Oregon 97239
Facsimile: (503) 505-5800
Attention: Chief Executive Officer

SIGNATURE PAGES TO STOCKHOLDERS AND REGISTRATION RIGHTS AGREEMENT

ZM EAC LLC

By	/s/ QUINN MORGAN
Name:	Quinn Morgan
Title:	Managing Member

Address:	c/o ZM Private Equity Fund I, L.P.
745 Fifth Avenue, 16th Floor
New York, New York 10151
Facsimile: (646) 720-9086
Attention: Quinn Morgan
Kenneth Lau

in each case with a copy to:

Latham and Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022
Facsimile: (212) 751-4864
Attention: Jane Summers
John Giouroukakis

SIGNATURE PAGES TO STOCKHOLDERS AND REGISTRATION RIGHTS AGREEMENT

ZM Private Equity Fund I, L.P.

By	/s/ QUINN MORGAN
Name:	Quinn Morgan
Title:	Authorized Signatory

Address:	c/o ZM Private Equity Fund I, L.P.
745 Fifth Avenue, 16th Floor
New York, New York 10151
Facsimile: (646) 720-9086
Attention: Quinn Morgan
Kenneth Lau

in each case with a copy to:

Latham and Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022
Facsimile: (212) 751-4864
Attention: Jane Summers
John Giouroukakis

SIGNATURE PAGES TO STOCKHOLDERS AND REGISTRATION RIGHTS AGREEMENT

ZM Private Equity Fund II, L.P.

By	/s/ QUINN MORGAN
Name:	Quinn Morgan
Title:	Authorized Signatory

Address:	c/o ZM Private Equity Fund I, L.P.
745 Fifth Avenue, 16th Floor
New York, New York 10151
Facsimile: (646) 720-9086
Attention: Quinn Morgan
Kenneth Lau

in each case with a copy to:

Latham and Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022
Facsimile: (212) 751-4864
Attention: Jane Summers
John Giouroukakis

SIGNATURE PAGES TO STOCKHOLDERS AND REGISTRATION RIGHTS AGREEMENT